Exhibit 99.1

PMV Pharmaceuticals to Present Updated Phase 1 Data on

PC14586 at the 2023 AACR-NCI-EORTC International Conference

on Molecular Targets and Cancer Therapeutics and Host a KOL Webinar

PRINCETON, N.J., October 11, 2023 (GLOBE NEWSWIRE) — PMV Pharmaceuticals, Inc. (Nasdaq: PMVP), a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53, today announced that it will present updated Phase 1 data from the ongoing Phase 1/2 PYNNACLE study of PC14586 in a late-breaking poster session at the 2023 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics, taking place October 11-15, 2023, in Boston, Massachusetts. The poster will contain updated clinical data from the study as of September 5, 2023.

The abstract, containing data with a May 1, 2023 cutoff, was published today and is available for conference registrants on the AACR-NCI-EORTC 2023 Conference app.

Poster presentation details:

Title:	Updated Phase 1 results from the PYNNACLE Phase 1/2 study of PC14586, a selective p53 reactivator, in patients with advanced solid tumors harboring a TP53 Y220C mutation

Session Date and Time:	12:30 PM – 4:00 PM ET on Thursday, October 12, 2023

Session Title:	Poster Session A

Lead Author:	Alison M. Schram, M.D., Memorial Sloan Kettering Cancer Center

Abstract Number:	LB_A25

Additional PC14586 Presentations at AACR-NCI-EORTC Conference

The updated PYNNACLE clinical trial data will also be discussed by Leila Alland, M.D., Chief Medical Officer of PMV Pharma, during the Chemistry in Cancer Research Town Hall at 6:00 PM ET on Friday, October 13, 2023, and by Aparna Parikh, M.D, M.S., Director of the Global Cancer Care Program at Mass General Hospital Cancer Center, as part of Concurrent Session 8: Targeted and Immunotherapy Approaches Against p53 at 10:00 AM ET on Saturday, October 14, 2023.

KOL Webinar

PMV will host a KOL webinar via webcast on Thursday, October 12, 2023 at 4:00 PM ET to review the data and to provide a regulatory update. The event will feature presentations by Dr. Parikh and by PMV management.

To register for the event please click here.

About the PYNNACLE Clinical Trial

The ongoing Phase 1/2 PYNNACLE study is evaluating PC14586 in patients with advanced solid tumors harboring a p53 Y220C mutation. The primary objective of the Phase 1 portion of the trial is to determine the maximum tolerated dose (MTD), and recommended Phase 2 dose (RP2D) of PC14586 when administered orally to patients. Safety, tolerability, pharmacokinetics and effects on biomarkers will also be assessed. Phase 2 will be an expansion study with the primary objective of evaluating the efficacy of PC14586 at the RP2D in patients with TP53 Y220C advanced solid tumors. For more information about the Phase 1/2 PYNNACLE clinical trial, refer to www.clinicaltrials.gov (NCT study identifier NCT04585750).

About PC14586

PC14586 is a first-in-class, small molecule, p53 reactivator designed to selectively bind to the pocket present in the p53 Y220C mutant protein, hence, restoring the wild-type, or normal, p53 protein structure and tumor-suppressing function. The U.S. Food and Drug Administration (FDA) granted Fast Track designation to PC14586 for the treatment of patients with locally advanced or metastatic solid tumors that have a p53 Y220C mutation.

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53. p53 mutations are found in approximately half of all cancers. The field of p53 biology was established by our co-founder Arnold Levine, Ph.D., when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize more than four decades of p53 biology, PMV Pharma combines unique biological understanding with pharmaceutical development focus. PMV Pharma is headquartered in Princeton, New Jersey. For more information, please visit www.pmvpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for PC14586, including the timing of disclosures regarding clinical data updates of its current clinical trial for PC14586 and initiation of the potentially pivotal Phase 2 portion of the study, ongoing safety and response rate of participants in our clinical trials, as well as the overall success of the current and future clinical trials for PC14586, and the adequacy of the data to support its regulatory approval, and any future commercialization plans for the product candidate; and the future plans or expectations for the Company’s discovery platform for its other early-stage and clinical candidates. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities and planned clinical trials, the Company’s ability to execute on its strategy and operate as an early clinical stage company, the potential for clinical trials of PC14586 or any future clinical trials of other product candidates to differ from preclinical, preliminary or expected results, the Company’s ability to fund operations, and the impact that the current COVID-19 pandemic will have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2023 and its other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts

Investor Contact:

Winston Kung

PMV Pharmaceuticals, Inc.

investors@pmvpharma.com

Media Contact:

Kathy Vincent

Greig Communications

kathy@greigcommunications.com